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           		   KEY EMPLOYEE PHANTOM STOCK AGREEMENT


          This Key Employee Phantom Stock Agreement (this "Agreement") is made this __ day of _____________, 19___, by and between Legg Mason Wood Walker, Incorporated ("Legg") and _______________________ ("Employee").

          WHEREAS, Employee has accepted employment by Legg; and

          WHEREAS, Legg and Employee believe it to be mutually advantageous to provide for the payment of certain compensation to Employee upon the terms and conditions hereafter set forth,

         	Now therefore, Legg and Employee agree as follows:

          1.  Certain Monetary Compensation

              In consideration of Employee's employment with Legg, Legg shall be obligated to pay Employee certain compensation in an amount to be determined pursuant to the terms and conditions of this Agreement.

          2.  Phantom Share Units

              Legg and Employee agree that the certain compensation to be paid by Legg to Employee shall not be paid currently but shall be deferred, and as deferred, shall be deemed converted into units that are economically equivalent to, but are not actual, shares of Legg Mason, Inc. ("LMI") Common Stock. These "phantom" shares of LMI Common Stock are referred to as "Share Units."

                                                             Exhibit 4.1


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          3.  Key Employee Phantom Stock Account

              Legg will establish a Key Employee Phantom Stock Account
          (the "Account") on its books and records for the benefit of Employee wherein Legg will credit to such Account $___________ as certain deferred compensation (hereafter the "Compensation Credit") to be converted into Share Units. The number of Share Units into which such Compensation Credit shall be converted (calculated to four decimal places) will be determined as of the fifth trading day after the date the Compensation Credit is made and will be equal to the amount of the Compensation Credit divided by the fair market value of a share of LMI Common Stock, determined as set forth below.

              Fair market value of a share of LMI Common Stock will equal the five day average of the closing prices on the principal exchange on which LMI Common Stock is traded for the four trading days immediately preceding the applicable valuation date and the valuation date (where the valuation date is the fifth trading day after the date in which the account is credited), or, if LMI
          Common Stock is not then traded on an exchange, such amount as is determined by Legg using any reasonable method of valuation ("Fair Market Value").

          4.  Adjustment to Account Upon Dividend by LMI

              If, prior to the date Employee receives a payment from Legg pursuant to this Agreement (a "Payment Date"), LMI pays any dividend (other than in LMI Common Stock) upon its Common Stock, or makes any distribution (other than in its Common Stock) with respect thereto, Employee's Account will be credited with additional Share Units, equivalent to that number of phantom shares of LMI


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          Common Stock determined by dividing the amount of the dividend or other distribution allocable to the Share Units already credited to the Account as of the record date for the dividend or distribution, by 95% of the Fair Market Value of a share of LMI Common Stock on the fifth trading day after the payment date for the dividend or distribution.

               In the event that, prior to a Payment Date, the number of outstanding shares of LMI Common Stock is changed by reason of a stock split, stock dividend, combination of shares or recapitalization, or LMI Common Stock is converted into or exchanged for other shares as a result of a merger, consolidation, sale of assets or other reorganization or recapitalization, the number of Share Units then credited to Employee's Account will be appropriately adjusted so as to reflect such change (based upon the best estimate of Legg as to relative values).

               Nothing contained in this Agreement shall confer or be construed as conferring upon Employee any rights as a stockholder of LMI or any right to have access to the books and records of LMI or any subsidiary.

          5.  Vesting Schedule of Share Units

              Employee shall vest in the Share Units credited to Employee's Account pursuant to the following vesting schedule as long as Employee is continuously employed in good standing by Legg for the following elapsed periods:


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          If Elapsed Period of Employment     Then the Vested Portion of
          from date of this Agreement is:     Share Units in Account shall be:

          12 months or less                          -0-

          Greater than 12 months, but
          24 months or less                         1/5 of Share Units

          Greater than 24 months, but
          36 months or less                         2/5 of Share Units

          Greater than 36 months, but
          48 months or less                         3/5 of Share Units

          Greater than 48 months, but
          60 months or less                         4/5 of Share Units

          Greater than 60 months                    All Share Units

               For purposes of determining Employee's Vested Portion of Share Units, Employee shall not be entitled to receive any partial or pro-rated credit for having been employed by Legg for any partial twelve month period specified in the table above. If Employee's employment with Legg terminates for any reason other than death, whether involuntary or voluntary and for whatever cause or no cause, Employee shall have no right or claim to any Share Units which have not vested pursuant to the above Vesting Schedule. In the event Employee's employment with Legg terminates as a result of Employee's death, all Share Units shall be immediately vested and payment shall be made as described in Paragraph 12.

          6.  Assignment of Benefits

              No amount payable, or other right or benefit, under this Agreement, will, except as otherwise specifically provided by this Agreement or by applicable law, be subject to sale, assignment, transfer, pledge, encumbrance, attachment,


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          garnishment or levy prior to distribution to Employee.  Since this Agreement is intended to be a non-qualified, unfunded plan not subject to the Employee Retirement Income Security Act of 1974, as amended, payments under this Agreement will not be subject to the provisions of any qualified domestic relations order (as defined under the Internal Revenue Code) applicable to an Employee's deferred compensation benefit.

               Notwithstanding any provision herein to the contrary, Employee acknowledges and agrees that any distribution payable under this Agreement may be used at the discretion of Legg to offset any debt owed by Employee to Legg at the date such distribution would otherwise be paid. Employee expressly authorizes Legg to withhold distributions payable under this Agreement to offset any debts or other liabilities owed by Employee to Legg. If Legg is aware of any errors, loans outstanding or liabilities of Employee, Legg may withhold distributions under this Agreement until such time as the liabilities are satisfied or Legg has determined that a liability no longer exists.

          7.  Unfunded Nature of the Agreement

              Legg will not be required to purchase, hold or dispose of any investments with respect to the Compensation Credits or Share Units. Employee has no interest in the Account or in any investments Legg may purchase with such amounts, except as a general, unsecured creditor of Legg.

          8. Elective Transfer to Phantom Treasury Bills In the Event of a Merger of LMI

              In the event of a merger or other corporate transaction, the result of which is that securities of another entity that are listed on the New York Stock Exchange


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          or the American Stock Exchange or quoted on NASDAQ ("Publicly
          Traded") are substituted for LMI Common Stock, Employee may elect to have his or her entire (and only the entire) Account accrue income based on the "T-Bill Rate," which, for purposes of this Agreement, shall be defined as the rate equal to the per annum rate for 26 week U.S. Government Treasury Bills sold at a discount from face value at the most recent U.S. Government auction and to be determined as of the first business day of each calendar year and as of the first business day of July and to be applicable until the next such determination date. Such an elective transfer (i) must be made by written notice to Legg received not later than five business days after the Employee is notified by Legg of the right to make the election, (ii) will be effective as of the date of the stock conversion giving rise to the election, (iii) will be based upon an Account value, to the extent of the Share Units in the Account, determined as of the effective date of the transfer, but based on the last Fair Market Value of a share of LMI Common Stock immediately prior to the conversion, (iv) will be irrevocable as of such effective date, and (v) will apply to all subsequent amounts credited to the Account.

          9. Elective Transfer to Phantom Treasury Bills in the Event of a Change in Control of LMI

              In the event of a Change in Control (as defined below), Employee may elect to have his or her entire (and only the entire) Account accrue income based on the T-Bill Rate. Such an elective transfer (i) must be made by written notice to Legg received not later than five business days after Employee is notified by Legg of the right to make the election,
          (ii) will be  effective as of the fifth business day


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          after Legg's receipt of such written notice, (iii) will be irrevocable as of such effective date, (iv) will be based upon an Account value, to the extent of the Share Units in the Account, determined as of the effective date of the transfer, using the then Fair Market Value of LMI Common Stock, and (v) will apply to any subsequent amounts credited to the Account.

               A "Change in Control" will be deemed to occur upon the happening of any of the following events (a "Change Event"):
          (i) the approval by shareholders of LMI (i.e. LMI) of any agreement to merge or consolidate LMI with or into another corporation (with LMI not surviving), or to sell or otherwise dispose of all or substantially all of the assets of LMI, (ii) the approval by shareholders of Legg (i.e. LMI) of any agreement to merge or consolidate Legg with or into another corporation (with Legg not surviving), or to sell or otherwise dispose of all or substantially all of the assets of Legg or (iii) a determination by the Board of Directors of LMI that, in connection with any proposed tender or exchange offer for voting securities of LMI, any person has become the direct or indirect beneficial owner of securities representing 40% or more of the combined voting power of LMI's then outstanding securities; provided, however, that: (A) a Change in Control will be deemed not to have occurred if, not later than five business days after a Change
          Event described in clause (i) or (ii), that Change Event is designated by the affirmative vote of 75% or more of the directors who were members of LMI or Legg's Board of Directors immediately prior to the Change Event as not constituting a Change in Control for purposes of this Agreement; and (B) if a Change Event described in clause (i) or (ii) occurs with


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          respect to a portion of LMI or Legg, the Change in Control, if any, shall be deemed to have occurred only with respect to the employees transferred in connection therewith.

          10.  Treasury Bill Credits

               In the event that Employee elects to have his or her account accrue income based on the T-Bill Rate pursuant to Paragraph 8 or Paragraph 9 of this Agreement, any such accrued credits that are based on the T-Bill Rate will be made to the account as of June 30 and December 31 of each year and immediately prior to distribution to Employee or his or her beneficiary.

          11.  Mode of Distributions

               Legg will make all distributions under this Agreement in shares of LMI Common Stock or in cash, or in a combination of both, at Legg's option. Legg, in its sole discretion, will decide whether to distribute stock or cash to Employee. There is no limit on the total number of shares of LMI Common Stock that may be distributed under this Agreement. If Legg elects in any case to distribute LMI Common Stock under this Agreement, Employee will receive (i) shares equal to the whole number of Share Units in the Account (unless Legg elects to distribute cash for some or all of the Share Units), and cash in lieu of any fractional share based on 100% of the Fair Market Value of a share of LMI Common Stock as of the day Employee is entitled to the distribution and
          (ii) if any portion of the Account accrues credits based on the T-Bill Rate and is to be settled in stock, whole shares equal to the number (rounded down) determined by dividing the amount owed with respect to such portion by 100% of the Fair Market Value of a


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          share of LMI Common Stock as of the day Employee is entitled to the distribution and cash equal to the balance (i.e., no fractional shares will be issued).

               Employee acknowledges that, because Fair Market Value will be measured by taking into account stock prices over a five day period, Employee will be subject to some market risk if Legg elects to distribute stock and if the trading price of LMI Common Stock declines during the five day period. After the date of distribution, Employee must make his or her own decision as to whether to sell or retain the shares received under this Agreement. Any brokerage commissions or other charges incurred in the event Employee decides to sell such shares will be the sole responsibility of the Employee, not Legg.

          12.  Timing of Distributions

               Simultaneously with the execution of this Agreement, Employee must make an irrevocable election on a form prescribed by Legg (hereafter the "Payment Option Election" and attached as Exhibit A) to receive distributions under this Agreement either (i) each time Employee's Share Units vest pursuant to Paragraph 5; (ii) in three annual installments with the first of such installments occurring when all Share Units are vested pursuant to Paragraph 5; (iii) in a Lump Sum at the time Employee's employment with Legg terminates; or (iv) in three annual installments with the first of such installments occurring when Employee's employment with Legg terminates. Employee acknowledges that, regardless of whether Employee elects under this Agreement to receive distributions as Share Units vest, in annual installments or at the time Employee's employment


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          terminates, Employee bears all economic risks and market risks associated with LMI Common Stock.

               Notwithstanding Employee's election to the contrary, if the total amount to be distributed from Employee's Account is less than $20,000.00, the distribution will be made as a lump sum. Furthermore, in the event that Employee's employment with Legg has terminated for any reason and Employee's distributions under this Agreement are to be paid in installments rather than in a single lump sum, then (regardless of whether there has or has not been a merger or Change in Control of LMI or Legg), Employee will be deemed to have automatically made an elective transfer to Phantom Treasury Bills pursuant to the terms described in Paragraph 8, effective as of the fifth trading day after the date Employee's employment is terminated. In the event that Employee's employment with Legg terminates for any reason other than death, then, as of the fifth trading day following termination of employment, Employee will be entitled to receive any distributions owing to Employee under this Agreement in accordance with the Payment Option Election.

               Employee may from time to time designate, on a form prescribed by Legg, (hereafter the "Designation of Beneficiary(ies)" and attached as Exhibit B), any person(s) to receive any distributions as may be payable under this Agreement upon Employee's death (a "Beneficiary"). If Employee does not designate a Beneficiary, any distributions to be made under this Agreement shall, upon Employee's death, be payable to Employee's estate. In the event of the death of Employee, then, as of the fifth business day after the date of death, Employee's


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          Beneficiary or estate will be entitled to receive the balance of
          Employee's Account in a single lump sum, or, if Employee has so indicated in the Payment Option Election, in the same manner as the Account would have been paid to Employee had he or she lived.

          13.  FICA or Payroll Tax

               Any FICA or other payroll tax which may be imposed on Employee with respect to the deferred compensation under this Agreement will be, unless otherwise determined by Legg, deducted from other non-deferred compensation of Employee.

          14.  Disputes Subject to Arbitration

               Employee agrees that any controversy or dispute arising under this Agreement or out of Employee's employment by Legg (including, but not limited to, claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, and analogous state statutes) shall be submitted for arbitration upon demand of either party in accordance with the rules of the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc., provided, however, that in the event of termination of Employee's employment, Legg shall be entitled to seek injunctive relief or confess judgment against Employee pursuant to the terms of any other applicable agreement and that Legg shall be entitled to apply for and obtain from any state or federal court such relief before or after the commencement of any arbitration proceeding, such relief to be afforded to Legg pending the decision of the arbitrators.


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          15.  Employment-At-Will

               Employee and Legg agree and acknowledge that this Agreement shall not be construed as a contract of employment. Legg maintains an employment-at-will policy. As Employee is free to end his or her employment with Legg at any time for any reason or no reason, Legg is free to end the employment with Employee at any time for any reason or no reason.

          16.  Governing Law

               This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Maryland.

          17.  Effectiveness of this Agreement

               If any part of this Agreement shall be held invalid or unenforceable, that part shall be deemed modified as necessary to make it effective, and the remaining provisions of this Agreement shall remain in effect.

          18.  Entire Understanding of Parties

               This Agreement incorporates the entire understanding between Employee and Legg on the subject matter herein and may be not changed except by a writing signed by a duly authorized officer of Legg and Employee.

          19.  Assistance of Counsel

               Employee acknowledges that Employee was given the opportunity to read this Agreement and to seek the assistance of counsel before Employee decided to join Legg, accept the terms of this Agreement or sign this Agreement.


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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first hereinabove written.


                              EMPLOYEE:



                              ______________________________
                              Signature


                              ______________________________
                              Print Full Name



                              LEGG MASON WOOD WALKER, INCORPORATED



                              BY:___________________________